Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2023 Financial Results

SAN FRANCISCO, November 2, 2023 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three and nine months ended September 30, 2023.

Third Quarter 2023 Financial Highlights
•Revenue of $124.6 million, a 20.0% increase compared to third quarter 2022
•Gross margin of 66.2%, a 210-basis point decline compared to third quarter 2022
•Cash, cash equivalents and marketable securities of $158.5 million as of September 30, 2023
•Increased fiscal year 2023 revenue guidance to a range of $487.5 million to $490 million

Recent Operational Highlights
•Achieved record registration volumes during the quarter and launched next generation Zio monitor with enhanced Zio service that builds upon the strong historical performance of Zio XT
•Opened iRhythm’s Global Business Services center in the Philippines, positioning the company to maintain patient satisfaction, scale globally, and perform more efficiently
•mSToPs cost-effectiveness data published in Circulation: Cardiovascular Quality and Outcomes demonstrating that systematic screening for atrial fibrillation (AFib) with the iRhythm Zio XT patch provided high value from a health economic perspective
•Upcoming data presentations at the American Heart Association (AHA) in Philadelphia from November 11-13, 2023

"Building on momentum from the first half of 2023, our teams achieved record registration volumes in the third quarter," said Quentin Blackford, iRhythm’s President and CEO. "Revenue growth of 20% year-over-year was driven by strong volume contribution from accounts opened in the previous twelve months as well as sustained market penetration within our existing customer base. While we have been thrilled with the success that Zio XT has enjoyed in the marketplace, we are even more excited about the recent commercial launch of our next generation Zio monitor. With a smaller footprint, more breathable adhesive, and waterproof housing compared to Zio XT, the Zio monitor was designed with the patient in mind and embodies the next generation of ambulatory cardiac monitoring. We are also excited to have formally opened our Global Business Services center in the Philippines which will lead to meaningful operational efficiencies over time as we grow and scale our business."

"In addition to solid execution in our core commercial business, we are also very excited about the continued recognition from the scientific community of the compelling and differentiated value proposition that Zio offers. We are very pleased recently to have had the mSToPs cost-effectiveness analysis published, demonstrating that screening for atrial fibrillation (AFib) in individuals prescribed Zio XT patch monitors was associated with high economic value. With such incredible accomplishments over the past few months, I am encouraged by the continued execution against our long-range plan to capture our share of the immense opportunity in front of us today while also laying a solid foundation for significant profitable growth in the years to come," concluded Mr. Blackford.

Third Quarter Financial Results
Revenue for the third quarter of 2023 was $124.6 million, up 20.0% from $103.9 million during the same period in 2022. The increase was driven by growth in volume of Zio services, partially offset by a slight decline in average selling price.

Gross profit for the third quarter of 2023 was $82.5 million, up 16.3% from $70.9 million during the same period in 2022, while gross margin was 66.2%, down from 68.3% during the same period in 2022. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The decrease in gross margin was primarily due to increased reserves for excess Zio XT printed circuit board assembly (PCBA) components recognized in the third quarter of 2023.

Operating expenses for the third quarter of 2023 were $110.1 million, compared to $92.0 million for the same period in 2022. Adjusted operating expenses for the third quarter of 2023 were $107.1 million, compared to $89.7 million during the same period in 2022. This increase in adjusted operating expenses resulted primarily from increased headcount-related costs to support growth in operations and to further development, enhancement, and functionality of our current and future product offerings as well as an increase in software and hardware costs to support growth in our infrastructure.

Exhibit 99.1

Net loss for the third quarter of 2023 was $27.1 million, or a diluted loss of $0.89 per share, compared with net loss of $21.5 million, or a diluted loss of $0.71 per share, for the same period in 2022. Adjusted net loss for the third quarter of 2023 was $24.1 million, or a diluted loss of $0.79 per share, compared with an adjusted net loss of $19.1 million, or a diluted loss of $0.63 per share, for the same period in 2022.

Cash, cash equivalents, and marketable securities were $158.5 million as of September 30, 2023.

2023 Annual Guidance
iRhythm projects revenue for the full year 2023 to grow approximately 19% compared to prior year results, ranging from approximately $487.5 million to $490 million. Gross margin for the full year 2023 is expected to range from 68% to 69% and adjusted operating expenses are expected to range between $425 million and $429 million. Adjusted EBITDA margin for the full year 2023 is expected to range from approximately 0% to 0.5% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share, and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2023 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, income tax provision, impairment and restructuring charges, and business transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges, and
•business transformation costs, which include one-time professional services and severance costs to augment and restructure the organization to use both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about November 2, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

iRhythm Media Contact
Saige Smith
(262) 289-7065
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	September 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$47,478	$78,832
Marketable securities	110,995	134,312
Accounts receivable, net	50,067	49,918
Inventory	13,648	15,155
Prepaid expenses and other current assets	12,104	10,555
Total current assets	234,292	288,772
Property and equipment, net	96,668	75,670
Operating lease right-of-use assets	60,899	60,666
Goodwill	862	862
Other assets	47,048	22,252
Total assets	$439,769	$448,222
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,212	$7,517
Accrued liabilities	76,631	65,497
Deferred revenue	3,383	3,051
Operating lease liabilities, current portion	15,065	13,031
Total current liabilities	102,291	89,096
Debt, noncurrent portion	34,946	34,935
Other noncurrent liabilities	1,013	1,307
Operating lease liabilities, noncurrent portion	81,724	83,072
Total liabilities	219,974	208,410
Stockholders’ equity:
Preferred stock	—	—
Common stock	31	28
Additional paid-in capital	826,686	762,380
Accumulated other comprehensive loss	(15)	(396)
Accumulated deficit	(606,907)	(522,200)
Total stockholders’ equity	219,795	239,812
Total liabilities and stockholders’ equity	$439,769	$448,222

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue, net	$124,604	$103,875	$360,170	$298,304
Cost of revenue	42,130	32,954	115,790	95,379
Gross profit	82,474	70,921	244,380	202,925
Operating expenses:
Research and development	16,309	11,448	44,828	33,935
Selling, general and administrative	93,768	80,559	285,531	235,468
Impairment and restructuring charges	—	—	—	26,608
Total operating expenses	110,077	92,007	330,359	296,011
Loss from operations	(27,603)	(21,086)	(85,979)	(93,086)
Interest expense	(927)	(614)	(2,709)	(3,125)
Interest and other income, net	1,609	365	4,476	450
Loss before income taxes	(26,921)	(21,335)	(84,212)	(95,761)
Income tax provision	195	116	495	196
Net loss	$(27,116)	$(21,451)	$(84,707)	$(95,957)
Net loss per common share, basic and diluted	$(0.89)	$(0.71)	$(2.78)	$(3.22)
Weighted-average shares, basic and diluted	30,607	30,055	30,470	29,837

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted EBITDA reconciliation
Net loss	$(27,116)	$(21,451)	$(84,707)	$(95,957)
Interest expense	927	614	2,709	3,125
Interest income	(1,717)	(599)	(4,619)	(927)
Income tax provision	195	116	495	196
Depreciation and amortization	4,067	3,436	11,434	9,930
Stock-based compensation	21,008	12,945	53,358	41,946
Impairment and restructuring charges	—	—	—	26,608
Business transformation costs	2,999	2,315	14,094	2,748
Adjusted EBITDA	$363	$(2,624)	$(7,236)	$(12,331)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted net loss reconciliation
Net loss, as reported	$(27,116)	$(21,451)	$(84,707)	$(95,957)
Impairment and restructuring charges	—	—	—	26,608
Business transformation costs	2,999	2,315	14,094	2,748
Adjusted net loss	$(24,117)	$(19,136)	$(70,613)	$(66,601)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(0.89)	$(0.71)	$(2.78)	$(3.22)
Impairment and restructuring charges per share	—	—	—	0.89
Business transformation costs per share	0.10	0.08	0.46	0.09
Adjusted net loss per share	$(0.79)	$(0.63)	$(2.32)	$(2.24)
Weighted-average shares, basic and diluted	30,607	30,055	30,470	29,837

Adjusted operating expense reconciliation
Operating expense, as reported	$110,077	$92,007	$330,359	$296,011
Impairment and restructuring charges	—	—	—	(26,608)
Business transformation costs	(2,999)	(2,315)	(14,094)	(2,748)
Adjusted operating expense	$107,078	$89,692	$316,265	$266,655